Exhibit 10.4

CERTAIN INFORMATION IDENTIFIED IN THIS DOCUMENT, MARKED BY BRACKETS AND ASTERISKS (“[***]”), HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

EXCLUSIVE LICENSE AGREEMENT

№ 201221/1

December 20, 2021

LIPOXEN TECHNOLOGIES LIMITED, a legal entity incorporated and existing under the laws of United Kingdom, registered at the address: 5th Floor, 15 Whitehall, London SW1A 2DD, United Kingdom, represented by its Director James Parslow, acting pursuant to the Articles of Association, hereinafter referred to as "the Licensor", on the one part, and

Public Joint-Stock Company “Pharmsynthez”, a legal entity organized and existing under the laws the Russian Federation, registered at the address: 134, letter 1, Kuzmolovsky urban-type village, Capitolovo station, Vsevolozhsky district, Leningrad region, 188663 Russia, represented by its General Director Efim Alexandrovich Prilezhaev, acting pursuant to the Articles of Association, hereinafter referred to as "the Licensee", on the other part, hereinafter referred to jointly to as “the Parties”, and individually as “the Party”,

WHEREAS:

1. The Licensor is the owner of Russian patent № 2333223 under application 2006107546/04 dd. August 12, 2004, the start date of the patent validity period: 12.08.2004, for the invention “Sialic acid derivatives, methods for producing thereof, conjugates of the sialic acid derivatives and pharmaceutical composition based thereon”;

2. The Licensor is the owner of Russian patent № 2327703 under application 2006107545/04 dd. August 12, 2004, the start date of the patent validity period: 12.08.2004, for the invention “Polysialic acid derivatives”;

hereinafter referred to as "the Patents",

3. On 4 August 2011 Xenetic Biosciences (UK) Limited (formerly before 5th September 2011 Lipoxen PLC), Lipoxen Technologies Ltd. (Xenetic Biosciences (UK) Limited and Lipoxen Technologies Ltd. are jointly referred to as "Xenetic") and SynBio LLC entered into an Agreement on Co-Development and the Terms of Exclusive Licence (the “Agreement on Co-Development”) pursuant to which Xenetic and SynBio have agreed to collaborate in the development of certain products combining the PolyXen Technology and SynBio Molecules.

4. On 17 December 2021 Xenetic Biosciences (UK) Limited, Lipoxen Technologies Limited, SynBio LLC and Public Joint Stock Company Pharmsynthez entered into the Novation of Agreement on Co-Development and the Terms of Exclusive Licence pursuant to which SynBio's rights, obligations and liabilities under the Agreement on Co-Development are assumed by Pharmsynthez.

The Licensee wishes to obtain an exclusive license for use of the inventions, which the Patents are issued for, in accordance with the terms of this Agreement, with the purpose of manufacturing, using, offering for sale, selling and otherwise introducing the product, manufactured on the base of the said inventions, and for use of the methods protected by the Patents,

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Pursuant to Agreement on Co-Development the Parties have concluded this Agreement as follows:

1. Definition of terms

The following terms which are used in this Agreement, mean:

1.1. “The Patents” – the patents of the Russian Federation obtained by the Licensor: № 2333223 under application 2006107546/04 dd. August 12, 2004, the start date of the patent validity period: 12.08.2004, for the invention “Sialic acid derivatives, methods for producing thereof, conjugates of the sialic acid derivatives and pharmaceutical composition based thereon”, № 2327703 under application 2006107545/04 dd. August 12, 2004, the start date of the patent validity period: 12.08.2004, for the invention “Polysialic acid derivatives”.

1.2. “The Licensed Production” – production that will be manufactured based on this Agreement: “Epolong®, solution for subcutaneous injection, 200 μg/mL, 400 μg/mL”.

1.2.1. A polysaccharide compound or conjugate of an aldehyde derivative as claimed in the Patents, in which a part of the molecule contains a peptide bond formed with recombinant human erythropoietin which has the following structure (amino acid sequence):

or an amino acid sequence homologous to it by at least 90%.

1.2.2. A polysaccharide compound or conjugate of an aldehyde derivative as claimed in the Patents wherein said protein is recombinant human erythropoietin which has the following structure (amino acid sequence):

or an amino acid sequence homologous to it by at least 90%.

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1.3. “The Licensed Methods” – the methods of manufacturing of the Licensed Production.

1.4. “Confidentiality” – observance of measures on prevention of casual or deliberate disclosure of confidential information (know-how), concerning inventions under the Patents to the third parties.

1.5. "Payments” – payments at which all possible taxes and tax collections are paid as it should be, not contradicting the current legislation of the Russian Federation.

1.6. "Territory” – territory of application of the inventions reflected in THE PATENTS, namely the Russian Federation.

1.7. "The Licensee Market" – the Russian Federation and the commonwealth of independent states comprising the following countries: Armenia, Azerbaijan, Belarus, Kazakhstan, Kyrgyzstan, Republic of Moldova, Tajikistan, Turkmenistan, Ukraine and Uzbekistan.

1.8. "Quarter" – the quarterly periods ending 31 March, 30 June, 30 September and 31 December.

1.9. "The Licensee Net Sales" – the amount received by the Licensee and/or its affiliates from third parties in respect of sales and/or supplies of the Licensed Production in arms length transactions in the Licensee Market (or the amount received if the transactions had been at arms length) less the following items provided they are shown in writing on the relevant invoice or in other documentary evidence: sales taxes, costs of delivery, customary trade discounts actually granted, amounts actually repaid or credited for defective or returned production.

2. Subject-matter of the Agreement

2.1. The Licensor gives to the Licensee on period of validity of this Agreement for the compensation paid by the Licensee, the exclusive license for use of the inventions protected by the Patents for the purpose of manufacturing, using, offering for sale, selling and otherwise introducing the Licensed Production.

2.2. The Licensee is granted the right to manufacture, application, the offer to sale, sale and other introduction into economic circulation of the Licensed Production, and use of the Licensed Methods.

2.3. The Licensee has the right to grant sublicense(s) to any third parties in relation to the rights (or their parts) granted to him under this Agreement after receipt of a prior written consent of the Licensor provided that the Licensee bears responsibility before the Licensor for actions and omissions of the sublicensees concerning infringement of the rights granted to the Licensee under this Agreement and transferred by the Licensee to the sublicensee.

3. Improvements

3.1. During the validity period of this Agreement the Parties undertake to inform immediately each other about all improvements made by them concerning the Licensed Production.

3.2. The Parties undertake to offer first of all each other all above-stated improvements. Conditions of transfer of these improvements will be additionally co-ordinated by the Parties.

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4. Obligations and responsibility

4.1. The Licensor declares that at the moment of signing of this Agreement he does not know about the rights of the third parties which could be injured by granting license under this Agreement.

4.2. The Licensor does not bear responsibility for use of the Licensed Production by the Licensee, as well as at introduction of the Licensed Production into economic circulation.

4.3. The Licensor declares that materials and documents transferred to the Licensee will be complete and qualitatively made. (the Parties can also stipulate other requirements to the documentation and other information).

4.4. The Licensor is obliged to support the exclusive right to the invention under the Patent during all period of validity of the Agreement.

4.5. The Licensee undertakes to make the Licensed Production in full conformity with instructions of the Licensor in a part concerning inventions.

4.6. The size of the indemnification and contractual fines which one Party can declare because of various infringements of conditions of this Agreement cannot exceed in aggregate received or paid on Section 6 of this Agreement of the sums if the Parties have not agreed about other.

5. Payments

5.1. Pursuant to clause 2 of Schedule 10 to Agreement on Co-Development for granting of the rights provided by this Agreement, the Licensee shall pay to the Licensor a royalty of 10% (ten per cent) of all the Licensee Net Sales. The royalty payable to the Licensor shall become due 30 (thirty) days after the expiry of the Quarter in which the Licensed Production was sold and/or supplied by the Licensee.

5.2. All fees, gathering and other costs connected with the conclusion and registration of this Agreement are paid by the Licensee.

6. Confidentiality maintenance

6.1. The Parties incur obligations on observance of confidentiality of the information received from the Licensor concerning manufacturing of the Licensed Production. The Parties will take all necessary measures to prevent full or partial disclosure of the specified data or acquaintance with them by the third parties if other is not provided by this Agreement.

7. Protection of the transferred rights

7.1. During the whole period of validity of this Agreement the Licensee will not litigate patents of the Licensor or to contribute to this.

7.2. If the Licensor intends to stop Patents maintenance in force he beforehand informs about this the Licensee and in this case the Parties will settle their relations following from this Agreement under the additional agreement.

7.3. In cases of illegal use by third parties of inventions protected by the Patents that have become known to the Licensee, he will immediately notify the Licensor. If claims or lawsuits are filed against the Licensee regarding the violation of the rights of third parties in connection with the use of the license under this Agreement, the Licensee will notify the Licensor about this. In both cases the Licensor shall settle such claims or undertake other actions excluding occurrence of expenses and losses for the Licensee.

8. The Resolution of disputes

8.1. In case of disputes between the Licensor and the Licensee on the issues provided for in this Agreement, the Parties will take all measures to resolve them through negotiations among themselves.

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8.2. In case of impossibility to resolve these disputes through negotiations, they must be resolved in accordance with the procedure established by the law of the Russian Federation.

9. Period of validity of the Agreement

9.1. This Agreement is concluded for the validity period of the Patents and comes into force from the date of its registration at the Rospatent.

9.2. Each of the Parties will in writing notify other Party on intention ahead of schedule to terminate this Agreement if the other Party does not carry out of any essential obligation under this Agreement. To the Party which has not carried out of the obligations, it will be given 6 (six) months for infringement elimination. In a case if the infringement will not be eliminated, the Agreement is subject to prescheduled cancellation in the order established by the effective laws of the Russian Federation.

10. Other conditions

10.1. All changes and additions to this Agreement shall be made in writing and signed by the authorized persons and approved by competent bodies if such approval is necessary.

10.2. In all the rest that is not provided by this Agreement, the Parties are ruled by the Agreement on Co-Development and the effective laws of the Russian Federation. If any of the provisions of this Agreement contradicts the Agreement on Co-Development, the provisions of the Agreement on Co-Development shall prevail.

10.3. This Agreement is made in three original copies: one for each of the Parties and one – for filing to the Rospatent.

11. Addresses and bank details

LICENSOR:

LIPOXEN TECHNOLOGIES LIMITED

Registered Office at: 5th Floor, 15 Whitehall, London SW1A 2DD, United Kingdom

[***]

LICENSEE:

Public Joint-Stock Company “Pharmsynthez”

[***]

Signature of the Licensee:

___________________________

Efim A. Prilezhaev, CEO of PJSC “Pharmsynthez”

Signature of the Licensor:

___________________________

James Parslow, Director of Lipoxen Technologies Limited

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